Exhibit 10.1
Summary of Performance Measures under The Medicines Company’s Cash Bonus Plan
     We have an annual cash incentive program, which we refer to as our cash bonus plan, that is designed to provide cash incentive awards to our employees. In the second quarter of 2009, our compensation committee recommended and board of directors approved the following company performance measures under our cash bonus plan for 2009:
•	a minimum global sales revenue for Angiomax;

•	with regards to Cleviprex, minimum sales revenue and formulary adoption in the United States and having the EU regulatory filing accepted in the first quarter of 2009;

•	CHAMPION program principal results known to the company by October 2009;

•	with regards to CU2010, complete Phase Ia study and begin enrollment in Phase Ib study in the fourth quarter of 2009 and identify and test back up compound by the end of 2009;

•	close the acquisition of Targanta in the first quarter of 2009, integrate the business by the second quarter of 2009 and initiate and achieve certain enrollment numbers for the oritvancin Phase III by the end of 2009;

•	identify new business ventures that will provide certain projected revenue for 2011; and

•	a minimum non-GAAP earnings per share for 2009.